Exhibit 99.1

Clarivate Announces Change in Executive Leadership

Jonathan Collins Succeeding Richard Hanks as Executive Vice President & Chief Financial Officer

London, Dec. 1, 2021—Clarivate plc (NYSE: CLVT), a global leader in providing trusted information and insights to accelerate the pace of innovation, today announced a change to our executive leadership team. Clarivate Executive Vice President and Chief Financial Officer Richard Hanks is leaving the company and will be succeeded by Jonathan Collins, who is currently Executive Vice President and CFO of Dana Incorporated (NYSE: DAN). Collins will be joining Clarivate effective Dec. 16 as Executive Vice President and CFO. Hanks will remain with Clarivate until April 1 to support the CFO transition.

“I want to thank Richard for his leadership and for being a very important part in creating Clarivate’s success for the past five years,” said Clarivate Executive Chairman and Chief Executive Officer Jerre Stead. “We truly appreciate his passion for our customers, colleagues and shareowners.”

Collins has been EVP and CFO of Dana since March 2016. At Dana, Collins led the financial, information technology, corporate strategy, and business development functions as well as the digital solutions and aftermarket businesses. Prior to joining Dana, Collins was Senior Vice President and CFO for ProQuest from 2013-2016 and Vice President Global Financial Operations from 2010-2013. He earned an MBA, with distinction, from the University of Michigan’s Stephen M. Ross School of Business and holds a bachelor’s degree from Cedarville University.

“We are very pleased to have someone with Jonathan’s background to take over as CFO,” Stead added. “His past six years as CFO of a public company, along with his previous experience with ProQuest, will be invaluable to our ongoing growth and success.”

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About Clarivate

Clarivate™ is a global leader in providing solutions to accelerate the lifecycle of innovation. Our bold mission is to help customers solve some of the world’s most complex problems by providing actionable information and insights that reduce the time from new ideas to life-changing inventions in the areas of science and intellectual property. We help customers discover, protect and commercialize their inventions using our trusted subscription and technology-based solutions coupled with deep domain expertise. For more information, please visit clarivate.com.

Media Contact

Tabita Seagrave, Vice President of Corporate Communications, Clarivate

tabita.seagrave@clarivate.com

+44 (0) 7919 175966

Investor Relations Contact

Mark Donohue, Head of Investor Relations

mark.donohue@clarivate.com

(215) 243-2202